SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18,  2006

Commission File Number: 000-50282

Cirracor, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-0986282 (I.R.S. Employer Identification No.)
3375 Toopal Drive, Suite 101, Oceanside, California (Address of principal executive offices) 92054 (Zip Code) 760.277.1505 (Registrant's Telephone Number, Including Area Code)

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 18, 2006 Cirracor, Inc.(“Cirracor”) entered into an Agreement and Plan of Merger (“Merger Agreement”) with Panda Ethanol, Inc. and Grove Panda Investments, LLC. Pursuant to the terms of the Merger Agreement, prior to the effective time of the merger, Cirracor, Inc. is required to effect a reverse stock split whereby each share of Cirracor shall be converted into 0.340885 of a share of Cirracor stock amounting in the aggregate to 1,200,000 shares and all such shares taken together shall represent 4% of the issued and outstanding, stock of the surviving corporation. The merger has been structured so that Panda Ethanol, Inc. will merge into Cirracor, Inc. with Cirracor, Inc. as the surviving corporation. At the effective date of the merger, Cirracor, Inc. will change its name to Panda Ethanol, Inc. Grove Panda Investments, LLC, an owner of 71% of the common stock of Cirracor, Inc., has agreed to pledge 700,000 of its shares of Cirracor, Inc. as collateral for the representations and warranties made by Cirracor, Inc. in the Merger Agreement. The closing of the merger is subject to shareholder approval and certain other conditions including the completion of a financing transaction by Panda Ethanol, Inc., which has been delayed. There can be no assurance that such financing transaction will be completed. Pursuant to the Merger Agreement, the surviving corporation will grant certain piggyback registration rights to Grove Panda Investments, LLC. The merger is subject to termination under certain conditions including if the proxy statement for Cirracor shareholder approval is not cleared by the SEC within 90 days following the later of (A) the delivery of audited financial information by Panda Ethanol, Inc. to Cirracor for use in Cirracor's proxy statement and (B) the delivery by Panda Ethanol, Inc. of other information reasonably necessary for such proxy statement, or if the merger is not consummated within 30 days thereafter.

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

Share Purchase Transactions. On May 12, 2006, Sean Connelly, Cirracor’s majority shareholder, entered into a share purchase transaction with Grove Panda Investments, LLC (“Grove Panda”) whereby Grove Panda agreed to purchase Mr. Connelly’s 2,500,000 shares of Cirracor’s common stock, or approximately 71% of the issued and outstanding shares, for an aggregate consideration of approximately $20,000, or $0.008 per share. This consideration came from capital of Grove Panda.

Change of Control. As a result of this transaction, we experienced a change in control and Grove Panda has voting control of Cirracor’s common stock.

Shell Company Status. The information that would be required if Cirracor were filing a general form for registration of securities on Form 10-SB is set forth in the Annual Report on Forms 10-KSB and Forms 10-KSB/A for the fiscal year ended September 30, 2005, the Quarterly Report on Forms 10-QSB and 10-QSB/A for the quarters ended December 31, 2005, March 31, 2006 and June 30, 2006 and the Current Reports on Form 8-K filed on February 2, 2006, March 30, 2006, May 24, 2006, June 13, 2006 and September 28, 2006.

Security Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information regarding the beneficial ownership of Cirracor’s common stock as of May 12, 2006, by each person or entity known by Cirracor to be the beneficial owner of more than 5% of the outstanding shares of common stock, Cirracor’s sole director and named executive officer, and Cirracor’s directors and executive officers as a group.

Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
Common Stock	Reed Fisher (President, Secretary, Treasurer and Director) 3375 Toopal Drive, Suite 101 Oceanside, California 92054	no shares	0%
Common Stock	Grove Panda Investments, LLC P.O. Box 5303 Beverly Hills, California 90209	2,500,000 shares	71%
Common Stock	All directors and named executive officers as a group (1 person)	no shares	0%

Beneficial ownership is determined in accordance with the rules of the SEC generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Cirracor’s common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Cirracor’s common stock indicated as beneficially owned by them.

Other than in connection with the proposed transactions contemplated by the Merger Agreement described in Item 1.01 above, Cirracor is not aware of any other arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403 of Regulation S-B.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit 2. Agreement and Plan of Merger, May 18, 2006, filed as an exhibit to Cirracor’s Current Report on Form 8-K filed on March 24, 2006 and incorporated herein by reference. The schedules and exhibits have been omitted from this filing. An exhibit of the schedules and exhibits is contained in the Merger Agreement, and the schedules and exhibits are available to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cirracor, Inc.

Date: October 4, 2006	By:	/s/ Reed Fisher
Reed Fisher President and Chief Executive Officer

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